Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Qualification Offering Circular Amendment No. 10 to this
Regulation A Offering Statement (Form 1-A) of RSE Collection, LLC to be filed on or about November 15, 2018 of our report dated April 27, 2018, on our audits of the financial statements as of December 31, 2017 and 2016 and for the year ended December 31, 2017 and for the period from August 24, 2016 (inception) through December 31, 2016. Our report includes an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

November 15, 2018